AURELIO CONTINUES TO EXPAND NEAR-SURFACE OXIDE MINERALIZATION IN THE SOUTH COURTLAND AREA

REVIEWS PROGRESS TO DATE AT HILL COPPER-ZINC PROJECT

LITTLETON, COLORADO, October 12, 2007 News Release #07-19

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) today announced additional results from the Company's on-going drilling program in the South Courtland area of its wholly-owned Hill Copper-Zinc Project, located in the Turquoise Mining District of Cochise County, Arizona (see Aurelio news releases #'s 07-12, 07-13 and 07-18):
August 2007 Drill Results: Hill Copper-Zinc Project
Drill Hole	From	To	Length	Zinc	Copper	Silver	Comments
BR-07-14 Including:	275 ft 300 ft	315 ft 315 ft	40 ft 15 ft	1.06% 2.44%	0.12% 0.05%	3.24 ppm 2.17 ppm	200-foot step out NW from BR-07-11 and BR-07-12
BR-07-16 Including:	110 ft 115 ft	220 ft 140 ft	110 ft 25 ft	0.02% 0.07%	0.42% 0.98%	1.00 ppm 1.54 ppm	600-foot step out NW from BR-07-14
BR-07-18 Also including:	75 ft 180 ft	295 ft 265 ft	220 ft 85 ft	0.51% 0.98%	0.13% 0.12%	1.50 ppm 2.15 ppm	300-foot step out SW from BR-07-19
BR-07-19 Including:	415 ft 425 ft	505 ft 470 ft	90 ft 45 ft	1.07% 1.83%	0.13% 0.15%	2.36 ppm 2.77 ppm	Fan from BR-07-07

The most recent results continue to expand the near-surface oxide zinc and oxide copper mineralization in the South Courtland area, adding an additional 800 feet of strike length to the mineralized zone. The South Courtland mineralized zone remains open along strike, and recent drilling has significantly increased the width of the zone, potentially more than doubling the estimated size of the deposit.

BR-07-16 is interpreted as representing a gradational boundary between high-grade primary zinc mineralization in the southern portion of the South Courtland area, and, higher-grade primary copper mineralization to the north.

Assay results are pending from four additional holes drilled in the South Courtland area during September 2007. Drilling has now shifted to the MAN area of the Hill Copper-Zinc deposit, where ten deep (600 to 800-ft) vertical and inclined holes will be drilled in preparation for an independent NI 43-101 resource calculation that is scheduled to begin in November.

The following is a review of progress to date at the Company's wholly-owned Hill Copper-Zinc Project in Cochise County, Arizona.

Review Of Accomplishments - Hill Copper-Zinc Project

Fourteen months ago, the Company's Hill Copper-Zinc Project comprised just 13 unpatented mining claims. Since then, Aurelio Resources has increased its land position from approximately 260 acres to more than 5,000 acres, successfully consolidating the Turquoise Mining District, which has a long, documented history of profitable copper, zinc, gold and silver production.

Aurelio has also acquired the historical exploration database for the entire district, which consists of drill logs and assay information for more than 270 diamond and reverse circulation drill holes representing over 190,000 feet of drilling.

More recently, the Company located and successfully acquired the historic drill core from Santa Fe Pacific Mining and Great Gray Resources' exploration programs in the MAN area (more than 76,780 feet of core from 95 holes; see News Release #07-11), as well as core from eight holes (over 7,200 feet) drilled by Bear Creek Exploration in the Courtland and South Courtland areas. Much of this core was only assayed for copper; Aurelio has been systematically re-logging, re-sampling and re-assaying this core for gold, silver, lead and zinc, and adding the results to the company's exploration database. Aurelio anticipates that upon completion of this program, that the MAN area resource will be significantly expanded.

Drilling undertaken by Aurelio in 2006 and 2007 confirmed the prior work by Newmont Mining and Santa Fe Pacific Mining in the Courtland area, and the Company's geologists are preparing an updated in-house resource estimate for this zone.

In early 2007, Aurelio discovered a major near-surface oxide copper and zinc deposit in the South Courtland area. Through the end of September, Aurelio has drilled more than 30 holes to delineate this new discovery, which remains open along strike and at depth. Drilling results have established economic grades and thicknesses, and the Company is very encouraged by the continuity of the mineralization. Metallurgical testwork is in progress, and an NI 43-101 resource estimate for South Courtland area is scheduled for early 2008.

The Company is nearing completion of an independent review of its in-house estimate of the mineralized material in the MAN area. These results will be communicated to shareholders as soon as they become available.

Lastly, the Company anticipates filing a listing application for a TSX Venture Exchange listing in Canada later this month. The Company intends to maintain its OTCBB and Frankfurt Exchange listings regardless of whether it obtains a listing on the TSX Venture Exchange, of which there is no assurance. A NI 43-101 Technical Report concerning the Hill Copper-Zinc Project is in the final stages.

About The Company

Aurelio Resource Corporation is a mineral exploration and development company focused on achieving mid-tier producer status. The Company's wholly-owned Hill Copper-Zinc Project is located east of Tucson, AZ and contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. Presently, the in-house calculated resource for the entire Hill project is estimated by the Company to be approximately 800 million pounds of copper at a copper-equivalent grade of 0.65% (copper and zinc combined). Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors of Aurelio Resource Corporation

Contacts:

Stephen B. Doppler Diane Dudley

Chairman Investor Relations

303-795-3030 303-945-7273 (direct)

800-803-1371 303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to DianeD@AurelioResource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will" , "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements in this news release include that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold; that assay results are pending from four additional holes drilled in the South Cortland area during September 2007; that we will apply for listing on the TSX Venture Exchange; that the Company intends to maintain its OTCBB and Frankfurt Exchange listings regardless of whether it obtains a listing on the TSX Venture Exchange; that Metallurgical testwork is in progress, and an NI 43-101 resource estimate for South Courtland area is scheduled for early 2008; that our in-house calculated resource for the entire Hill project is estimated by the Company to be nearly 800 million pounds of copper at a copper-equivalent grade of 0.65%; that the Company is nearing completion of an independent review of its in-house estimate of the mineralized material in the MAN area; that an NI 43-101 Technical Report concerning the Hill Copper-Zinc Project is in the final stages; and that a significant additional mineralization of shallow oxide copper and zinc has been identified in the South Courtland area.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and 10-QSB filed with the Securities and Exchange Commission.